FOR IMMEDIATE RELEASE
ARLINGTON TANKERS ANNOUNCES UNAUDITED
THIRD QUARTER 2006 RESULTS
Company Declares Cash Dividend of $0.60 Per Share
HAMILTON, BERMUDA — October 23, 2006 — Arlington Tankers Ltd. (NYSE: ATB) today announced unaudited financial results for the third quarter ended September 30, 2006. For the quarter ended September 30, 2006, the Company’s total revenues were $17.6 million, consisting of $16.2 million in basic vessel charter hire and $1.4 million in additional charter hire that the Company received under its profit sharing arrangements.
On the basis of the third quarter results from operations, Arlington’s Board of Directors has declared a cash dividend of $0.60 per share. The dividend is payable on November 7, 2006 to shareholders of record at the close of business on November 3, 2006.
Third Quarter Results
The additional charter hire earned during the third quarter of 2006 was derived from profit sharing arrangements under the time charters of the Company’s V-MAX, Panamax and Product vessels. Of the $1.4 million in additional charter hire, $600,000 was attributed to contractually guaranteed profit sharing for the two V-MAX vessels. The remaining $800,000 was attributed to our Panamax and Product tankers where the average time charter equivalent rates under our profit sharing agreements were in excess of contractual minimum levels over the preceding twelve months.
The Company’s operating expenses during the third quarter of 2006, including depreciation costs of $4.1 million and administrative expenses of $562,000 were $9.2 million. The Company’s interest expense, net of interest income for the third quarter of 2006, was $3.2 million. This expense represents interest under the Company’s $229.5 million, five-year, secured credit facility with The Royal Bank of Scotland plc.
The Company’s net income for the third quarter of 2006 was reduced by a $5.2 million unrealized loss representing the change in the fair value of the Company’s interest rate swap arrangement related to its secured credit facility with The Royal Bank of Scotland plc. As a result, the

Company’s net income for the third quarter of 2006 was $37,000, or $0.00 per share. Excluding the effect of this unrealized loss, the Company’s net income for the third quarter of 2006 was $5.2 million, or $0.34 per share.
Business Update
All of Arlington’s vessels are currently trading on time charter contracts to subsidiaries of Stena AB and Concordia Maritime AB. The remaining fixed term of the charters varies by vessel between two and five years, inclusive of the January 5, 2006 amendments to the time charter arrangements. There are also options to extend the terms.
Each charter contract provides for fixed rate basic charter hire during the operating period. In addition to the fixed rate basic charter hire, six of the vessels have the possibility of receiving additional charter hire from the time charterers through profit sharing arrangements related to the performance of the tanker markets on specified geographic routes, or from actual time charter rates. Tanker freight rates are volatile and additional charter hire for Panamax and Product tankers is not guaranteed.
“Average spot market returns from profit sharing arrangements remained above our guaranteed charter hire levels for the fleet in the third quarter” said Arthur L. Regan, President and Co-Chief Executive Officer of Arlington. “Additionally, the profit sharing arrangements are calculated using the preceding twelve month spot market rate averages in determining any profit sharing pertaining to the quarter. This results in less dependency on the current quarter spot market averages in determining if the Company will benefit from any additional hire revenue from the fleet. The company has received additional hire revenue through the profit sharing arrangements in each of the eight quarters since operations commenced in 2004.”
Dividend Policy
Arlington intends to pay quarterly cash dividends in amounts substantially equal to the charter hire revenues it receives, less cash expenses and any cash reserves established by the Company’s Board of Directors. The Company earned approximately $0.05 per share of additional hire relating to its Panamax and Product tankers for the three months ended September 30, 2006. As a result of the incremental additional hire earned by the Company’s Product and Panamax tankers in the third quarter, the Company is increasing its previous estimate of the amount of cash available for dividends in fiscal 2006 to approximately $2.31 from $2.28 per share. The revision does not include any additional hire estimate from the Panamax and Product tankers for the remainder of the fiscal year. Future additional hire for these vessels is not guaranteed.
The Company expects to announce its next dividend on January 30, 2007 and to pay that dividend on or about February 12, 2007.
Use of Non-GAAP Financial Measures
This press release includes a presentation of a non-GAAP financial measure of net income excluding the effect of an unrealized loss representing the change in the fair value of the Company’s interest rate swap arrangement related to its secured credit facility with The Royal Bank of Scotland plc., which effectively fixes the interest rate of the Company’s debt. The Company’s management believes that this non-GAAP financial measure provides useful information to investors because it excludes the effects of unrealized gains and losses, which are non-cash items and may change from quarter to quarter. Management believes that gains and losses in the fair value of the Company’s interest rate swap arrangement related to its secured credit facility with The Royal Bank of Scotland plc are not necessarily representative of underlying trends in the company’s performance and their exclusion provides individuals with additional information to compare the company’s results over multiple periods. The company uses this non-GAAP financial measure internally to focus management on period-to-period changes in the Company’s core business.
In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, the table below presents the most directly comparable GAAP financial measure and reconciles the non-GAAP financial measure described above to GAAP net income.
Arlington Tankers Ltd.
(In thousands, except per share data)
(UNAUDITED)

	Three Months		Nine Months
	Ended Sept. 30,		Ended Sept. 30,
	2006	2005	2006	2005

Net Income (GAAP)	$37	$4,756	$16,589	$15,455

Unrealized gain/(loss) on Interest rate swap	(5,194)	—	1,944	—

Net Income (non-GAAP)	$5,231	$4,756	$14,645	$15,455

Net Income (non-GAAP) per share:

Basic and diluted	$0.34	$0.31	$0.94	$1.00

Shares used in per share calculations:
Basic and diluted	15,500	15,500	15,500	15,500
About Arlington Tankers
Arlington Tankers Ltd. is an international seaborne transporter of crude oil and petroleum products. Arlington’s fleet consists exclusively of eight modern double-hulled vessels and is one of the youngest tanker fleets in the world, with an average vessel age of approximately 2.8 years. The fleet consists of two V-MAX tankers, which are specially designed very large crude carriers, two Panamax tankers and four Product tankers. All of the Company’s vessels are employed on long-term time charters. The Company was incorporated in Bermuda in September 2004. The Company completed its initial public offering on the New York Stock Exchange on November 10, 2004.
Safe Harbor Statement
This press release contains certain forward-looking statements and information relating to the Company that are based on beliefs of the Company’s management as well as assumptions made by the Company and information currently available to the Company, in particular the statements regarding the Company’s expectations as to the declaration, payment and estimated amount of future dividends, the market rates which pertain to the Company’s spot trading vessels and additional hire that may be earned in the future. When used in this press release, words such as “believe,” “intend,” “anticipate,” “estimate,” “project,” “forecast,” “plan,” “potential,” “will,” “may,” “should,” and “expect” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. All statements in this document that are not statements of historical fact are forward-looking statements.
The forward-looking statements contained in this press release reflect the Company’s current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Many factors could cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward- looking statements, including, among others: the possibility that the Company may not pay dividends, the highly cyclical nature of the tanker industry, global demand for oil and oil products, the number of newbuilding deliveries and the scrapping rate of older vessels, terrorist attacks and international hostilities, and compliance costs with environmental laws and regulations. These and other risks are described in greater detail in the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006, filed with the United States Securities and Exchange Commission.
Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in the forward-looking statements included in this press release. The Company does not intend, and does not assume any obligation, to update these forward- looking statements.
Contact:
Arlington Tankers Ltd.
Arthur Regan, President and Co-Chief Executive Officer, or
Edward Terino, Co-Chief Executive Officer and Chief Financial Officer
203-221-2765

Arlington Tankers Ltd.
Condensed Consolidated Statement of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months	Three Months	Nine Months	Nine Months
	Sept. 30, 2006	Sept. 30, 2005	Sept. 30, 2006	Sept. 30, 2005

Revenue	$17,600	$13,323	$52,103	$41,153

Operating expenses:
Vessel operating expenses	4,578	3,413	13,826	10,128
Depreciation	4,057	3,112	12,001	9,308
Administrative expenses	562	412	2,017	1,386

Total operating expenses	9,197	6,937	27,844	20,822

Operating income	8,403	6,386	24,259	20,331

Other income (expenses):
Interest income	244	65	517	158
Interest expense	(3,416)	(1,695)	(10,131)	(5,034)
Unrealized gain/(loss) on interest rate swap	(5,194)	—	1,944	—

Other income (expenses), net	(8,366)	(1,630)	(7,670)	(4,876)

Net income	$37	$4,756	$16,589	$15,455

Net income per share	$0.00	$0.31	$1.07	$1.00

Weighted average shares outstanding	15,500,000	15,500,000	15,500,000	15,500,000

Arlington Tankers Ltd.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	Sept. 30, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$8,438	$11,839
Short-term investments	8,000	2,500
Other receivables	823	1,601
Prepaid expenses and accrued income	438	283

Total current assets	17,699	16,223

Vessels, net	349,030	269,031
Deferred debt issuance costs	1,015	1,193
Total assets	$367,744	$286,447

Liabilities and Shareholders’ Equity
Current liabilities:
Accrued expenses	$746	$2,399
Unearned charter revenue	2,237	2,237

Total current liabilities	2,983	4,636

Interest rate swap agreement at fair value	216	2,160
Long term debt	229,500	135,000
Total liabilities	232,699	141,796

Shareholders’ equity	135,045	144,651

Total liabilities and shareholders’ equity	$367,744	$286,447